Exhibit 99.2

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES THIRD QUARTER RESULTS

• Net Earnings Increase 33.8% to $100.5 million ($.33 per share)

• Net Sales Increase by 25.5%

• Comparable Store Sales Grow by 6.4%

UNION, New Jersey, December 17, 2003 -— Bed Bath & Beyond Inc. today reported net earnings of $100.5 million ($.33 per share) in the fiscal third quarter ended November 29, 2003, an increase of approximately 33.8% from the $75.1 million ($.25 per share) earned in the fiscal third quarter of 2002. Net sales for the fiscal third quarter of 2003 were $1.175 billion, an increase of approximately 25.5% from net sales of $936.0 million in the fiscal third quarter of 2002. Comparable store sales in the fiscal third quarter of 2003 grew by approximately 6.4%.

For the fiscal nine months ended November 29, 2003, net earnings increased 29.6% to $255.2 million ($.84 per share) from $196.9 million ($.65 per share) earned in the comparable period of the prior year. Net sales for the fiscal nine months of 2003 rose 21.6% to $3.180 billion from $2.616 billion in the corresponding period of the prior year. Comparable store sales for the fiscal nine months of 2003 increased by approximately 5.6%.

As of November 29, 2003, there were 569 Bed Bath & Beyond stores operating in 44 states and Puerto Rico, including 55 new Bed Bath & Beyond stores opened during the fiscal third quarter. Total store space of the Bed Bath & Beyond stores at the end of the fiscal third quarter was approximately 19,196,000 square feet, representing an increase of approximately 1,941,000 square feet (11.2%) since the end of fiscal 2002. During the first nine months of fiscal 2003, the Company opened 79 Bed Bath & Beyond stores and expects to open approximately 7 additional Bed Bath & Beyond stores before the end of its fiscal year on February 28, 2004. Harmon Stores, Inc. also opened one new store during the fiscal third quarter.

The additional openings will bring to approximately 86 the total number of new Bed Bath & Beyond stores opened in fiscal 2003 and to approximately 576 the number of Bed Bath & Beyond stores expected to be in operation at fiscal year-end. During fiscal 2002, the Company opened 95 new Bed Bath & Beyond stores, several of which had been expected to open in fiscal 2003.

The accompanying consolidated financial information includes the accounts of Christmas Tree Shops, Inc. since June 19, 2003 (date of acquisition). As of November 29, 2003, Christmas Tree Shops, Inc. operated 24 stores in 6 states. Also as of that date, Harmon Stores, Inc. operated 30 stores in 3 states.

* * * * * * * * *

Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings. The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index and the Forbes 500.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended

	November 29,	November 30,	November 29,	November 30,
	2003	2002	2003	2002

Net sales	$1,174,740	$936,030	$3,180,053	$2,615,872
Cost of sales	687,753	549,806	1,866,741	1,540,951

Gross profit	486,987	386,224	1,313,312	1,074,921
Selling, general and administrative expenses	325,528	266,996	905,536	763,305

Operating profit	161,459	119,228	407,776	311,616
Interest income	1,965	2,905	7,219	8,497

Earnings before provision for income taxes	163,424	122,133	414,995	320,113
Provision for income taxes	62,918	47,021	159,773	123,243

Net earnings	$100,506	$75,112	$255,222	$196,870

Net earnings per share — Basic	$0.34	$0.26	$0.86	$0.67
Net earnings per share — Diluted	$0.33	$0.25	$0.84	$0.65
Weighted average shares outstanding — Basic	297,279	293,307	296,018	292,491
Weighted average shares outstanding — Diluted	305,156	301,345	304,122	300,918

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	November 29,	November 30,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$620,331	$293,031
Short term investment securities	84,059	150,000
Merchandise inventories	1,167,808	989,074
Other current assets	94,825	73,621

Total current assets	1,967,023	1,505,726

Long term investment securities	133,876	149,180
Property and equipment, net	506,064	428,876
Goodwill	145,932	16,771
Other assets	26,166	6,984

	$2,779,061	$2,107,537

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$529,440	$427,324
Accrued expenses and other current liabilities	340,047	249,393
Income taxes payable	27,315	42,329

Total current liabilities	896,802	719,046

Deferred rent and other liabilities	82,316	48,999

Total liabilities	979,118	768,045

Total shareholders’ equity	1,799,943	1,339,492

	$2,779,061	$2,107,537

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended

	November 29,	November 30,
	2003	2002

Cash Flows from Operating Activities:
Net earnings	$255,222	$196,870
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	60,686	57,066
Amortization of bond premium	1,079	—
Tax benefit from exercise of stock options	43,691	26,945
Deferred income taxes	2,575	(9,533)
(Increase) decrease in assets, net of effects of acquisitions:
Merchandise inventories	(182,532)	(219,192)
Other current assets	(24,799)	(22,041)
Other assets	(6,998)	195
Increase (decrease) in liabilities, net of effects of acquisitions:
Accounts payable	150,131	150,503
Accrued expenses and other current liabilities	33,789	54,351
Income taxes payable	(44,523)	(8,859)
Deferred rent and other liabilities	12,555	9,735

Net cash provided by operating activities	300,876	236,040

Cash Flows from Investing Activities:
Purchase of investment securities	(222,224)	(317,271)
Redemption of investment securities	252,770	70,000
Payment for acquisitions, net of cash acquired	(175,487)	(24,097)
Capital expenditures	(79,168)	(122,464)

Net cash used in investing activities	(224,109)	(393,832)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	49,109	21,327
Prepayment of acquired debt	(21,215)	—

Net cash provided by financing activities	27,894	21,327

Net increase (decrease) in cash and cash equivalents	104,661	(136,465)
Cash and cash equivalents:
Beginning of period	515,670	429,496

End of period	$620,331	$293,031